CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 19, 2025, relating to the financial statements and financial highlights of Crossmark ETF Trust comprising Crossmark Large Cap Growth ETF and Crossmark Large Cap Value ETF, which are included in Form N-CSR for the period ended October 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

February 26, 2026